Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "3D TOTAL SOLUTIONS INC.", FILED IN THIS OFFICE ON THE SEVENTH DAY OF JANUARY, A.D. 2014, AT 11:33 O'CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.


SECRETARY OF STATE
1776
1976
DELAWARE

Jeffrey W. Bullock, Secretary of State

5299987 8100

140014494

AUTHENTICATION: 1040469

DATE: 01-08-14

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION
OF
3D TOTAL SOLUTIONS INC.

The corporation organized and existing under and by virtue of the General Corporation laws of the State of Delaware does hereby certify:

First: That the Board of Directors of 3D Total Solutions Inc. (the "Corporation") by written consent of its board members, filed with the minutes of the Board adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation, as amended and restated (the "Certificate of Incorporation") of the Corporation:

RESOLVED, that the Certificate of Incorporation of the Corporation shall be amended such that Article FOURTH of the Corporation's Certificate of Incorporation be deleted and replaced with the following:

"FOURTH: The total authorized capital stock which the Corporation shall have authority to issue is: Five Hundred One Million (501,000,000) of which stock Five Hundred Million (500,000,000) shares of the par value of $.0001 each shall be common stock, and of which One Million (1,000,000) shares of the par value $.0001 each shall be preferred stock. Further, the board of directors of this Corporation, by resolution only and without further action or approval by the shareholders, may cause the Corporation to issue one or more classes or one or more series of preferred stock within any class thereof and which classes or series may have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the board of directors, and to fix the number of shares constituting any classes or series and to increase or decrease the number of shares of any such class or series.

Second: That in lieu of a meeting and vote of stockholders, the stockholders have given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware and written notice of the adoption of the amendment has been given as provided in Section 228 of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice.

Third: That aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 7th day of January, 2014.

By: /s/Richard Epstein
Richard Epstein, Chief Executive Officer

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:47 AM 01/07/2014
FILED 11:33 AM 01/07/2014
SRV 140014494 - 5299987 FILE